HSW International, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 13, 2008

To The Stockholders:

     NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of HSW International, Inc. will be held on May 13, 2008 at 11:00 a.m., Eastern time, at our headquarters located at One Capital City Plaza, 3350 Peachtree Road, Suite 1600, Atlanta, Georgia 30326 for the following purposes:

1.	To elect seven directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;

2.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2008; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

     These items of business are more fully described in the proxy statement accompanying this notice. Only stockholders of record at the close of business on Monday, April 14, 2008 are entitled to notice of and to vote at the meeting.

     All stockholders are cordially invited to attend the meeting in person. If you plan to attend in person, please so indicate on the attached proxy. To assure your representation at the meeting, however, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. You may revoke your proxy in the manner described in the accompanying proxy statement at any time before it has been voted at the meeting. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy.

For the Board of Directors,

Henry N. Adorno,
Vice Chairman
Atlanta, Georgia April 22, 2008

     Your vote is important. In order to assure your representation at the meeting, please complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed envelope.

HSW INTERNATIONAL, INC.

PROXY STATEMENT
2008 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 13, 2008

General

     The enclosed proxy is solicited on behalf of the Board of Directors of HSW International, Inc. (sometimes referred to as HSW International or HSWI) for use at the annual meeting of stockholders to be held Tuesday, May 13, 2008 at 11:00 a.m., Eastern time, at our headquarters located at One Capital City Plaza, 3350 Peachtree Road, Suite 1600, Atlanta, Georgia 30326, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders.

     These proxy solicitation materials and the Annual Report to Stockholders for the year ended December 31, 2007, including financial statements, were first mailed on or about Tuesday, April 22, 2008 to all stockholders entitled to vote at the meeting.

     The purposes of the meeting are:

1.	To elect seven directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;

2.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2008; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Record Date and Shares Outstanding

     Stockholders of record at the close of business on Monday, April 14, 2008 are entitled to notice of and to vote at the meeting. At the record date, 53,608,015 shares of our common stock were issued and outstanding.

Revocability of Proxies

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by:

  Filing with the Corporate Secretary of HSWI, at or before the taking of the vote at the meeting, a written notice of revocation bearing a later date than the proxy;

  Duly executing a later-dated proxy relating to the same shares and delivering it to the Corporate Secretary of HSWI at or before the taking of the vote at the meeting; or

  Attending the meeting and voting in person (although attendance at the meeting will not in and of itself constitute a revocation of a proxy).

     Any written notice of revocation or subsequent proxy should be delivered to HSWI, Attention: Corporate Secretary, One Capital City Plaza, 3350 Peachtree Road, Suite 1600, Atlanta, Georgia 30326 or hand-delivered to the Corporate Secretary before the taking of the vote at the meeting.

Voting

     Each holder of common stock is entitled to one vote for each share held as of the record date with respect to all matters considered at the meeting. Stockholders’ votes will be tabulated by persons appointed by the Board of Directors to act as inspectors of election for the meeting. Abstentions are considered shares present and entitled to vote and, therefore, have the same legal effect as a vote against a matter presented at the meeting. Any shares represented at the meeting but held in street name for which the broker or nominee receives no instructions from the beneficial owner, and as to which such broker or nominee does not have discretionary voting authority under applicable rules, will be considered as shares not entitled to vote and will therefore not be considered in the tabulation of the votes but will be considered for purposes of determining the presence of a quorum.

Solicitation of Proxies

     The expense of soliciting proxies in the enclosed form will be borne by HSWI. In addition, we might reimburse banks, brokerage firms and other custodians, nominees and fiduciaries representing beneficial owners of our common stock for their expenses in forwarding soliciting materials to those beneficial owners. Proxies may also be solicited by our directors, officers or employees, personally or by telephone, telegram, facsimile or other means of communication. We do not intend to pay additional compensation for doing so.

Deadline for Receipt of Stockholder Proposals

     Stockholders may present proposals for action at meetings of stockholders only if they comply with the proxy rules established by the SEC, applicable Delaware law and our bylaws, as amended and restated on December 13, 2007, a copy of which was filed as Exhibit 3.2 to our Current Report on Form 8-K filed with the SEC on December 18, 2007. Because we did not receive any stockholder proposals to be presented at our 2008 annual meeting of stockholders, in accordance our bylaws, only the items of business described above will be presented for consideration at the 2008 annual meeting of stockholders.

     Under SEC rules, in order for a stockholder proposal to be included in our proxy solicitation materials for our 2009 annual meeting of stockholders, it must be delivered to our Corporate Secretary at our principal executive offices by December 23, 2008. If a proposal is raised after March 9, 2009, management’s proxies at the 2009 meeting may use their discretion in voting on that matter.

     Under our bylaws, in order for a stockholder to bring any business before a stockholder meeting, the stockholder must provide timely notice thereof to our Corporate Secretary at our principal executive offices. Timely notice for the 2009 annual meeting of stockholders requires notice to be delivered to our Corporate Secretary not earlier than March 23, 2009 nor later than April 13, 2009; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 60 days after May 13, 2009, notice by the stockholder must be delivered not later than 90 days prior to such annual meeting and not later than the close of business on the later of 60 days prior to such annual meeting or 10 days following the day on which public announcement of the date of such meeting is first made.

PROPOSAL ONE
ELECTION OF DIRECTORS

Nominees

     A board of seven directors is to be elected at the meeting. Unless a proxy is marked to withhold authority to vote, the proxy holders will vote the proxies received by them for the nominees named below, all of whom are currently directors and each of whom has consented to be named in this proxy statement and to serve if elected. In the event that any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee designated by the Board of Directors to fill the vacancy. We do not expect that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting of stockholders and until a successor has been elected and qualified.

The Board of Directors unanimously recommends voting “FOR” the nominees listed below.

     The name of and certain information regarding each nominee as of April 22, 2008, is set forth below, based on data furnished to us by the nominees. There are no family relationships among directors, director nominees or executive officers of HSWI. The business address for each nominee for matters regarding HSWI is One Capital City Plaza, 3350 Peachtree Road, Suite 1600, Atlanta, Georgia 30326.

Name Director Since	Age	Position(s) With HSWI

Jeffrey T. Arnold
March 14, 2006	37	Chairman of the Board of Directors

Henry N. Adorno
October 2, 2007	60	Vice Chairman of the Board of Directors

Theodore P. Botts	62	Director
October 2, 2007

Bruce Campbell	40	Director
December 14, 2007

Boland T. Jones	47	Director
October 2, 2007

Arthur Kingsbury	59	Director
December 14, 2007

Kai-Shing Tao	31	Director
October 2, 2007

     Jeffrey T. Arnold, age 37, has served as a member and Chairman of HSWI’s Board of Directors since 2006. Mr. Arnold served as the president and chief executive officer of HSWI until October 2, 2007. Mr. Arnold has a proven track record in creating successful business enterprises. Mr. Arnold’s most recent venture is The Convex Group, which includes HowStuffWorks, Inc. and was acquired by Discovery Communications, LLC (or Discovery) in December 2007. Prior to starting The Convex Group, Mr. Arnold was founder and CEO of WebMD, an ehealthcare company seeking to transform healthcare into a more accessible, efficient and innovative system utilizing the Internet. Between August 1998 and September 2000, Mr. Arnold negotiated over ten acquisitions, growing WebMD from 60 people and $75,000 in annual revenues to over 5,000 people and 2001 revenues of close to $1 billion. Additionally, at WebMD Mr. Arnold raised over $1.5 billion in public and private capital in a 12 month period, negotiated over 100 strategic partnerships with both established Fortune 500 and emerging companies and established a strong operational management team. Prior to founding WebMD, Mr. Arnold was chairman and CEO of Quality Diagnostic Services (QDS), a cardiac arrhythmia monitoring company, which he founded in 1994. After growing QDS to one of the nation’s largest cardiac-event monitoring companies, he sold

QDS to Matria Healthcare for $25 million in 1998. In 1997, Mr. Arnold started Endeavor Technologies, Inc. to explore enhanced applications for Internet and computer telephony services. Endeavor, with the proceeds from the sale of QDS, became WebMD in August 1998.

     Henry N. Adorno, age 60, has served as a member of our Board of Directors since 2007 and as Vice Chairman since 2007. Mr. Adorno is also the founder and President of Adorno & Yoss, the largest certified minority-owned law firm in the country, with over 270 practicing attorneys. Mr. Adorno began his career working with the Dade County Attorney’s Office in the Major Crimes Division. He later served as the Chief Assistant to State Attorney Janet Reno. Beyond his professional responsibilities, Mr. Adorno is the Chair of Our Kids, a non-profit organization which utilizes community outreach to manage child welfare and protection for abused, abandoned, and neglected children. Mr. Adorno holds a Bachelor of Arts Degree and a Juris Doctor, both from the University of Florida. Mr. Adorno is a member of the American Bar Association, The Florida Bar Association, and the Miami Business Forum.

     Theodore P. Botts, age 62, has served as a member of HSWI’s Board of Directors since 2007. He is also Chief Financial Officer of StereoVision Entertainment, Inc. and President of Kensington Gate Capital, LLC, a private corporate finance advisory firm. Since 2002 until its merger with HSW International, Mr. Botts served on INTAC International’s board of directors as chairman of the audit committee. Prior to 2000, Mr. Botts served in executive capacities at UBS Group and Goldman Sachs. Mr. Botts is also a member the Board of Trustees and head of development for REACH Prep, a non-profit organization serving the educational needs of underprivileged African-American and Latino children in Fairfield and Westchester counties since 2003. Mr. Botts graduated with honors from Williams College and received a MBA from the NYU Graduate School of Business Administration.

     Bruce Campbell, age 40, has served as a member of HSWI’s Board of Directors since 2007. He is currently President of Digital Media and Corporate Development at Discovery, where he directs worldwide business development, including acquisitions, joint ventures and all major business transactions. His responsibilities include the development of new distribution platforms for original content, the creation of digital media extensions for Discovery’s stable of brands and oversight of digital media services. Before joining Discovery in 2007, Mr. Campbell was Executive Vice President, Business Development at NBC Universal, where he was responsible for strategic planning, acquisitions and divestitures, joint ventures and portfolio investments. Prior to his time at NBC, Mr. Campbell was a lawyer at O’Melveny & Myers LLP. He is a graduate of Princeton University and Harvard Law School.

     Boland T. Jones, age 47, has served as a member of HSWI’s Board of Directors since 2007. He is also Chairman and Chief Executive Officer of Premiere Global Services, Inc. Prior to founding Premiere Global Services, Inc. in 1991, Mr. Jones served as Chairman, Chief Executive Officer and President of American Network Exchange, a diversified transmission provider specializing in niche markets. Mr. Jones has received numerous awards during his career, including being named Ernst & Young Entrepreneur of the Year Southeast Region. Mr. Jones is also actively involved in a number of community programs in education, cancer research and the arts. Mr. Jones graduated with a degree in finance from Miami University in Ohio, where he remains active as a guest lecturer and teacher at the University’s Entrepreneurship Resource Center.

     Arthur F. Kingsbury, age 59, has served as a member of HSWI’s Board of Directors since 2007. He is currently a private investor. Mr. Kingsbury has over thirty-five years of business and financial experience in the media and communications sectors. His experience includes financial, senior executive and director positions at companies engaged in newspaper publishing, radio broadcasting, database publishing, internet research, cable television and cellular telephone communications. Specific positions included President and COO of VNU-USA, Inc., Vice Chairman and COO of BPI Communications, Inc., and CFO of Affiliated Publications, Inc. Mr. Kingsbury has served as a director on the boards of three other publicly traded companies, NetRatings (NASDAQ), Affiliated Publications (NYSE-listed publisher of the Boston Globe), and McCaw Cellular (NASDAQ). Mr. Kingsbury holds a BSBA in Business Administration from Babson College.

     Kai-Shing Tao, age 31, has served as a member of HSWI’s Board of Directors since 2007. He is also Chairman and Chief Investment Officer of Pacific Star Capital, a private investment group. Prior to founding Pacific Star Capital, Mr. Tao was a Partner at FALA Capital Group, a single family investment office, where he headed the global liquid investments outside the operating companies. Mr. Tao is also a member of the Real Estate Roundtable and US-China and US-Taiwan Business Council. Mr. Tao graduated from the New York University Stern School of Business.

Required Vote

     The seven nominees receiving the highest number of affirmative votes of the common stock present or represented and entitled to be voted for them shall be elected as directors. Abstentions or votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but they have no legal effect on the election under Delaware law.

CORPORATE GOVERNANCE MATTERS

Director Independence

     Our Board of Directors is currently composed of seven directors, four of whom our Board has determined to be independent within the meaning of the Nasdaq Marketplace Rules. These four directors are Messrs. Botts, Jones, Kingsbury and Tao. As part of such determination of independence, our Board has affirmatively determined that none of these directors have any relationship with HSWI that would interfere with the exercise of independent judgment in carrying out their responsibilities as directors.

Board Meetings and Committees

     Our Board of Directors has an Audit Committee, a Compensation Committee, a Nominating Committee and a Governance Committee.

     The Nasdaq Marketplace Rules and SEC rules and regulations require that (1) upon listing, one member of each of the Audit and Compensation Committees be an independent director as defined by the Nasdaq Marketplace Rules and, in the case of the Audit committee, SEC rules, (2) within 90 days of listing, a majority of the members of each such committee be independent directors and (3) within one year of listing, each such committee be composed entirely of independent directors. Each of the Audit and Compensation Committees is currently composed entirely of independent directors.

     The Audit Committee’s purpose is to oversee the qualifications, performance and independence of HSWI’s independent auditors, the integrity of its financial statements and disclosures, the performance of its internal audit function and internal controls, and compliance with legal and regulatory requirements. The Audit Committee currently consists of Theodore P. Botts (Chairman), Boland T. Jones and Arthur Kingsbury. The Board has determined that Mr. Botts qualifies as an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K promulgated by the SEC.

     The Compensation Committee is responsible for assisting the Board of Directors in monitoring performance and evaluating compensation of HSWI’s executive officers, and producing an annual report on executive compensation for inclusion in the HSWI proxy statement. The Compensation Committee currently consists of Kai-Shing Tao (Chairman), Theodore P. Botts and Arthur Kingsbury.

     The Nominating Committee is responsible for recommending to the Board of Directors individuals qualified to serve as directors of HSWI and on committees of the Board, and advising and overseeing the Board with respect to Board composition, committees and procedures. The Nominating Committee currently consists of Arthur

Kingsbury (Chairman), Kai-Shing Tao and Boland T. Jones. The Governance Committee is responsible for developing and recommending to the Board of Directors a set of corporate governance principles, and resolving conflicts pursuant to the Amended and Restated Consulting Agreement with Jeffrey Arnold. The Governance Committee currently consists of Bruce Campbell (Chairman), Theodore P. Botts and Boland T. Jones. We currently intend to combine the Nominating and Governance Committees into a single committee immediately following the 2008 annual meeting.

     The charters for our Board committees, which have been adopted by the Board, contain detailed descriptions of the committees’ duties and responsibilities and are available under the Corporate Governance section on our website at www.hswinternational.com.

     In addition to the meetings held by the above-referenced committees, the independent non-employee members of the Board of Directors regularly meet in executive session without any executive officers present, to evaluate the performance of management, and other appropriate matters.

Information Regarding Meetings

     During 2007 the Board of Directors held eight meetings and acted by written consent once, and the Compensation Committee held one meeting and acted by written consent once. No director attended fewer than 75% of the aggregate of all 2007 meetings of the Board of Directors, or the committees on which he served, except Wei Zhou, who was a director from October 2 to December 14 and attended over 70% of the Board meetings during that time. It is our policy to strongly encourage all directors to attend the annual meetings of stockholders.

Selection of Nominees for the Board of Directors

     The Nominating Committee of our Board of Directors has the responsibility for establishing the criteria for recommending which directors should stand for re-election to our Board and the selection of new directors to serve on our Board. Although the committee has not formulated any specific minimum qualifications for director candidates, it has determined that desirable characteristics include strength of character, mature judgment, career specialization, relevant technical skills, diversity and independence.

     In addition, the committee is responsible for establishing the procedures for our stockholders to nominate candidates to the Board of Directors. For stockholder nominations to be properly brought before an annual meeting by a stockholder, the stockholder must have given proper and timely notice thereof in accordance with our bylaws. To be timely for an annual meeting, a stockholder’s notice must be delivered to our Corporate Secretary at our principal executive offices not less than 60 or more than 90 days prior to the first anniversary of the date on which we mailed our proxy materials for the preceding year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is advanced more than 30 days or delayed by more than 60 days from such an anniversary date, notice by the stockholder to be timely must be determined not earlier than 90 days prior to such annual meeting and not later than the close of business on the later of 60 days prior to such annual meeting or 10 days following the day on which public announcement of the date of such meeting is first made. The Nominating Committee will evaluate a nominee recommended by a stockholder in the same manner in which the committee evaluates nominees recommended by other persons.

Code of Business Conduct and Ethics

     We have adopted a Code of Business Conduct and Ethics that is designed to promote high standards of ethical conduct by our directors and employees. The Code requires that our directors and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in HSWI’s best interest. It includes a code of ethics for our chief executive officer, chief financial officer, chief accounting officer or controller, and persons performing similar functions.

     As a mechanism to encourage compliance with the Code of Business Conduct and the Code of Ethics, we have established procedures to receive, retain, and address complaints received regarding accounting or auditing matters. These procedures ensure that individuals may submit concerns regarding questionable accounting or auditing matters in a confidential and anonymous manner.

     In addition, the Board of Directors routinely reviews its own performance to ensure that the Board is acting in the best interests of HSWI and its stockholders.

     Our Code of Business Conduct and Ethics is available for review under the Corporate Governance section on our website at www.hswinternational.com.

Communications with the Board of Directors

     To communicate with the Board of Directors, any individual Director or any group or Committee of Directors, correspondence should be addressed to the Board of Directors or any such individual Director or group or Committee of Directors by either name or title. If by mail, such correspondence should be sent to:

     Corporate Secretary
     HSW International, Inc.
     One Capital City Plaza
     3350 Peachtree Road, Suite 1600
     Atlanta, GA 30326

     All communications will be opened by the Corporate Secretary for the sole purpose of determining whether the contents represent a message to HSW International’s Board of Directors. The Corporate Secretary will forward copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board of Directors or its committees or that he or she otherwise determines requires the attention of any member, group or committee of the Board of Directors.

     The Corporate Secretary will not forward or respond to junk mail, job inquiries, business solicitations, complaints by users or customers with respect to ordinary course of business customer service, offensive or otherwise inappropriate materials.

Equity Compensation Plan Information

     The following table provides information as of December 31, 2007 on our equity compensation plans currently in effect.

	(a) Number of Securities to be issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Related in Column (a))
Equity compensation plans approved by
security holders	7,183,056	$ 6.49	1,316,944
Equity compensation plans not approved
by security holders	0	$N/A	0

Total	7,183,056	$ 6.49	1,316,944

PROPOSAL TWO
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     The Audit Committee of our Board of Directors has selected Grant Thornton LLP, our independent registered public accounting firm, to audit our consolidated financial statements for the year ending December 31, 2008, and recommends that stockholders vote for ratification of such appointment. Notwithstanding the selection, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time if it believes that doing so would be in our best interests and the best interests of our stockholders. In the event of a negative vote on ratification, the Audit Committee will reconsider, but might not change, its selection.

     Grant Thornton became our independent registered public accounting firm in September 2007, and audited our financial statements for the year ended December 31, 2007. Representatives of Grant Thornton are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Vote Required

     Approval of the ratification of the appointment of Grant Thornton as our independent registered public accounting firm requires the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock entitled to vote and be present or represented at the meeting.

     In accordance with Delaware law, abstentions will be counted for purposes of determining both whether a quorum is present at the meeting and the total number of shares represented and voting on this proposal. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, broker non-votes will not be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the approval of this proposal.

The Board of Directors unanimously recommends that stockholders vote “FOR” the ratification of the appointment of Grant Thornton as our independent registered public accounting firm.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 14, 2008 for the following:

  Each person or entity known to own beneficially more than 5% of the outstanding common stock;

  Each director;

  Each of the executive officers named in the Summary Compensation table; and

  All current executive officers and directors as a group.

     Applicable percentage ownership is based on 53,608,015 shares of common stock outstanding as of April 14, 2008, together with applicable options for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares. Common stock subject to options currently exercisable, or exercisable within 60 days after April 14, 2008, are deemed outstanding for the purpose of computing the percentage ownership of the person holding those options, but are not deemed outstanding for computing the percentage ownership of any other person. The address of each executive officer and director is c/o HSW International, Inc., One Capital City Plaza, 3350 Peachtree Road, Suite 1600, Atlanta, Georgia 30326. For information relating to beneficial owners of greater than 5% of our common stock who are not insiders, we rely upon the reports filed by such persons or entities on Schedule 13G.

Name of Beneficial Owners	Number of Shares Beneficially Owned	Percentage of Ownership

HowStuffWorks, Inc.(1)	23,190,727	43.3%
One Capital City Plaza
3350 Peachtree Road, Suite 1500
Atlanta, Georgia 30326

Eastern Advisors Capital Group, LLC(2)	5,934,584	11.07%
101 Park Avenue, 48th Floor
New York, New York 10178

Deutsche Bank Aktiengesellschaft(3)	5,017,123	9.36%
Taunusanlage 12, D-60325
Frankfurt am Main
Federal Republic of Germany

Regent Ford Holdings, Ltd	3,950,000	7.37%
20th Floor, Golden Centre
188 Des Voeux Road Central
Hong Kong, China

Ashford Capital Management, Inc.	2,921,875	5.45%
One Walkers Mill Road
Wilmington, Delaware 19807

Capital Research and Management Company	2,717,388	5.07%
333 South Hope Street
Los Angeles, California 90071

Name of Beneficial Owners	Number of Shares Beneficially Owned	Percentage of Ownership
Executive Officers and Directors:
Jeffrey T. Arnold(4)	1,610,000	3.0%
Henry N. Adorno(5)	291,667	*
David Darnell(6)	184,000	*
Robert Bicksler(7)	180,556	*
Theodore P. Botts(8)	108,274	*
Greg Swayne(5)	116,667	*
Boland T. Jones(9)	8,274	*
Arthur Kingsbury(9)	8,274	*
Kai-Shing Tao(9)	8,274	*
Bruce Campbell	—	*
Wei Zhou	—	*
All Executive Officers and Directors as a Group	2,515,986	4.7%

*	Represents less than 1%.

(1)	Includes 22,940,727 shares of our common stock and 250,000 exercisable warrants beneficially owned by HowStuffWorks, Inc.

(2)	Includes 4,435,191 shares owned by Eastern Advisors Fund, LP, and 1,499,393 shares owned by Eastern Advisor Offshore Fund Ltd. Both funds are managed by Eastern Advisors Capital Group, LLC.

(3)	Includes 2,017,123 shares of our common stock beneficially owned by Deutsche Bank Aktiengesellschaft and 3,000,000 shares of our common stock beneficially owned by DWS Finanz-Service GmbH.

(4)	Includes 1,600,000 shares of our common stock that may be acquired upon the exercise of options and 10,000 shares owned directly by Mr. Arnold.

(5)	Consists of shares of our common stock that may be acquired upon the exercise of options.

(6)	Includes 34,000 shares owned by Mr. Darnell and 150,000 shares of our common stock that may be acquired upon the exercise of options.

(7)	Consists of shares of our common stock that may be acquired upon the exercise of vested options that remained outstanding after Mr. Bicksler resigned as our Chief Financial Officer and Chief Operating Officer effective October 6, 2007.

(8)	Includes 100,000 shares of our common stock that may be acquired upon the exercise of options and 8,274 restricted shares vesting December 31, 2008 based on attendance at Board and committee meetings as described below.

(9)	Consists of restricted shares vesting December 31, 2008 based on attendance at Board and committee meetings as described below.

COMPENSATION MATTERS

Compensation of Directors

     Our certificate of incorporation and bylaws specifically grant to our board of directors the authority to fix the compensation of the directors. For 2007 service, we paid our independent directors the amounts set forth in the following table:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)

Theodore P. Botts	$13,750	$0	$0	$0	$13,750
Boland T. Jones	$12,500	$0	$0	$0	$12,500
Kai-Shing Tao	$13,125	$0	$0	$0	$13,125
Thomas Tull	$13,125	$0	$0	$0	$13,125

(1)	Includes annual retainers for members of the Board of Directors and retainers for the chairman of each of the Audit, Compensation and Nominating Committees.

     On March 10, 2008, our board of directors adopted a Director Compensation Plan for the year ended December 31, 2008, for its independent directors. Such plan provides for the following:

Annual cash retainer	$15,000
Annual restricted stock grant value	$35,000

Total annual compensation	$50,000

     In addition, the Chairs of our Compensation, Governance and Nominating Committees each receives additional cash compensation of $2,500 per year, and the Chairman of our Audit Committee receives additional compensation of $5,000 per year. We also reimburse all directors for HSWI-related travel expenses in accordance with our Company-wide policy.

The terms for the payment of our independent director compensation include the following:

  Cash retainers are paid quarterly in arrears.

  Restricted stock is granted at the beginning of the year in an amount then equal to the specified cash value determined as the average of the first 15 trading days of the year, resulting in a per share value for our 2008 grant of $4.23.

  Restricted stock vests in full on December 31 of the year of grant, contingent upon the recipient having attended at least 75% of board meetings held during the year; otherwise, vesting will be pro rated based on attendance.

On March 10, 2008, our independent directors, namely Messrs. Botts, Jones, Kingsbury and Tao, each received 8,274 shares of restricted stock per the director compensation plan described above.

Compensation Discussion and Analysis

Introduction

     HSWI is a recently formed company that had limited operations until we completed a merger with INTAC International, Inc. (referred to as INTAC) and related transactions on October 2, 2007. Prior to the merger and related transactions, we entered into a consulting agreement with Jeffrey Arnold, our Chairman of the Board and an employment agreement with Robert Bicksler, our chief financial officer and chief operating officer. Robert Bicksler resigned from the Company effective October 6, 2007. In addition, Wei Zhou, the president and chief executive officer of INTAC, and David Darnell, the senior vice president and chief financial officer of INTAC previously entered into employment agreements with INTAC that continued after the closing of the merger pursuant to their terms. We have not finalized any other employment agreements with any other executive officers.

     Our compensation committee, which initially consisted of Messrs. Tao (Chair), Botts and Tull, and now consists of Messrs. Tao (Chair), Botts and Kingsbury, had not yet been formed at the time that we entered into the consulting agreement and employment agreements with our executive officers. We expect that our compensation committee will develop a compensation philosophy in the near future, which may differ from the compensation being paid to our current executive officers. The compensation amounts presented in the compensation tables set forth below include compensation paid to Wei Zhou and David Darnell by INTAC.

Elements of Compensation

     During 2007 and 2006, the compensation packages for our named executive officers included four principal elements: base salary; performance based (or guaranteed) cash bonuses; long-term equity incentive awards (which in 2006 consisted of grants of stock options); and limited perquisites and other benefits. These compensation arrangements were agreed to prior to the merger and related transactions and to us becoming a public company. In connection with the merger, we agreed that all INTAC employee benefit plans would remain in effect for a period of at least two years following the merger. Our compensation committee may develop a future compensation philosophy that differs from the compensation agreed to with our current executive officers.

Payments in connection with a change of control or termination

     We have provided protections to Messrs. Zhou and Darnell by including severance provisions in their respective employment agreements. Severance payments will only be paid in the event that we terminate any of Messrs. Bicksler, Zhou or Darnell without cause as defined in their respective employment agreements. Messrs. Zhou and Bicksler have voluntarily terminated their employment, and were not owed any severance. In the event of a change in control in HSW International, any unvested options held by each of Messrs. Arnold, Adorno and Swayne shall fully vest on the date of the change of control.

Summary Compensation Table

     The following table sets forth information concerning the compensation awarded to, earned by, or paid for services rendered to us and our subsidiaries in all capacities during the years ended December 31, 2006 and December 31, 2007 by (1) our principal executive officer, (2) principal financial officer, and (3) other executive officers whose total compensation exceeded $100,000 during such years. The officers listed on the table set forth below are referred to collectively in this proxy statement as the “Named Executive Officers”.

Summary Compensation Table(1)

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)	All Other Compensation ($)(2)	Total ($)

Jeffrey Arnold
President and Chief Executive	2007
Officer(3)	2006			$10,797,440		$10,797,440

Robert Bicksler
Chief Financial Officer and	2007	$184,244				$ 184,244
Chief Operating Officer(4)	2006	$225,000		$ 1,687,000		$ 1,912,000

Wei Zhou
President and Chief Executive	2007	$120,000				$ 120,000
Officer of INTAC	2006	$120,000				$ 120,000

J. David Darnell
Senior Vice President and	2007	$187,500	$25,000			$ 215,500
Chief Financial Officer of INTAC	2006	$175,000	$25,000			$ 200,000

Henry Adorno
Vice Chairman	2007	$225,000		$ 944,550	$180,000	$ 1,384,550
	2006	$180,000		$ 843,500	$ 75,000	$ 1,098,500

Gregory Swayne
Chief Operating Officer	2007	$158,855		$ 377,820		$ 550,675
	2006			$ 337,400		$ 337,400

(1)	The Summary Compensation Table also includes information on the chief executive officer and chief financial officer of INTAC, now our wholly owned subsidiary.

(2)	Other than Henry Adorno, other annual compensation not properly categorized as salary or bonus (e.g., perquisites and other personal benefits) has been omitted for the named executive officers because the aggregate amount of this other annual compensation was less than $10,000 in the year ended December 31, 2006 or 2007. Henry Adorno’s Other Compensation consisted of a living expense allowance.

(3)	Jeffrey Arnold resigned as our president and chief executive officer on October 2, 2007.

(4)	Robert Bicksler resigned as our Chief Financial Officer and Chief Operating Officer effective October 6, 2007. As a result, Mr. Bicksler’s outstanding vested options reduced from 500,000 to 180,556.

Equity Grants, Exercises and Holdings

     The following table sets forth information concerning all grants of restricted stock and other equity awards made during the year ended December 31, 2007 to the Named Executive Officers, including awards granted for service in 2007.

Grants of Plan-Based Awards

Option Grants
Name	Grant Date	All other option awards: number of shares of stock (#)	Exercise or base price of option awards ($/Sh)	Grant date fair value of option awards

Henry Adorno	October 2, 2007	250,000	$7.10	979,550
Gregory Swayne	October 2, 2007	100,000	$7.10	377,820

Outstanding Equity Awards at Year-End 2007

     The following table provides information about the number and value of unexercised options for the named executive officers as of December 31, 2007. No named executive officers exercised any stock options during fiscal year 2006 and no SARs have been granted.

Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Executive incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date
Jeffrey Arnold	1,600,000	1,600,000	—	$6.50	2016
Robert Bicksler	180,556	—	—	$6.50	2016
Wei Zhou	—	—	—	—	—
David Darnell	150,000	—	—	$3.50	2009
Henry Adorno	111,111	138,889	—	$7.10	October 10, 2017
Gregory Swayne	44,444	55,556	—	$7.10	October 2, 2017
Henry Adorno	111,111	138,889	—	$6.50	August 23, 2016
Gregory Swayne	44,444	55,556	—	$6.50	August 23, 2016

Consulting and Employment Agreements

Zhou Employment Agreement

     On October 16, 2001, INTAC entered into an employment agreement with Mr. Zhou to serve as INTAC’s chief executive officer and president. The initial term of the agreement was effective through October 16, 2004 and the agreement automatically renewed for successive one-year terms. Under the agreement, Mr. Zhou received a base salary of $120,000 per year and is entitled to receive an annual bonus at the discretion of INTAC’s board of directors. The agreement with Mr. Zhou could be terminated by INTAC at any time for cause. However, if Mr. Zhou’s employment were terminated by INTAC without cause, INTAC would have been obligated to pay Mr. Zhou compensation earned through the date of termination plus a severance payment equal to 12 months base salary. If Mr. Zhou’s employment were terminated for cause, by mutual agreement, or upon death or disability, he was to be paid his annual base salary, a lump sum payment for all earned and unused benefits through the date of termination and any vested pension or retirement benefits. Cause is defined in the agreement as (i) the failure by Mr. Zhou to substantially perform his duties as outlined in the agreement or to follow the reasonable directions of the Board of Directors after demand for substantial performance is delivered by the Board; (ii) Mr. Zhou engaging in conduct that is materially injurious to HSWI, monetarily or otherwise; (iii) Mr. Zhou engaging in criminal conduct or conduct constituting moral turpitude; or (iv) Mr. Zhou engaging in employment practices which violate federal, state or local law. In connection with the sale to him of the INTAC legacy businesses in February 2008, we and Mr. Zhou terminated his employment agreement.

Bicksler Employment Agreement

     On May 11, 2006, Mr. Bicksler entered into an employment agreement with HSWI to serve as its chief financial officer and chief operating officer. The initial term of the employment agreement was effective through June 2009 and the agreement automatically renewed for successive one year terms. Under the agreement, Mr. Bicksler received a base salary of $225,000 per year and was eligible to participate in any bonus pool or other bonus plan that HSWI established for its senior management. Mr. Bicksler was reimbursed for reasonable travel and living expenses and would be reimbursed for relocation expenses should he relocate to Atlanta. In addition, Mr. Bicksler received a ten-year option to acquire 500,000 shares of HSWI common stock.

     Mr. Bicksler’s employment agreement could be terminated (i) at HSWI’s election for cause, (ii) at either HSWI’s or Mr. Bicksler’s election without cause upon 30 day’s written notice, (iii) at Mr. Bicksler’s election for good reason, or (iv) upon Mr. Bicksler’s death or disability. Cause is defined in the employment agreement as (i) material dishonesty or material misappropriation, embezzlement, fraud or similar conduct, (ii) conviction of, or plea of nolo contendere to, a felony charge or crime involving moral turpitude or dishonesty, (iii) intentional damage of a material nature to any property of HSWI, (iv) gross negligence in serving in his capacity as an employee of HSWI, (v) breach of the non-competition, non-solicitation agreement, (vi) material breach of any material obligation or fiduciary duties which is not cured within 30 days of receipt of written notice of such breach or (vii) engaging in employment practices which violate federal, state or local law.

     In the event that Mr. Bicksler was terminated for cause under the employment agreement, he would receive his base salary and certain benefits through the date of termination, and any unvested options would terminate with the termination of the employment agreement. In the event that Mr. Bicksler was terminated without cause or terminated the agreement for good reason, he would receive severance payments equal to one-year of base salary, be entitled to participate in any applicable bonus plan for a period of one-year after termination, and be entitled to continue to receive benefits under HSWI’s benefits plan at HSWI’s expense for a period of one year after termination. In addition, in the event that Mr. Bicksler was terminated without cause, all unvested options that would have vested in the twelve months following the date of termination would vest. If a change of control of the company occurred during the term of the employment agreement, any unvested options would fully vest as of the date of the change in control. Change in control is defined as (i) a merger or consolidation of HSWI, or transfer of equity interests in a single transaction or series of transactions in which the equity holders of HSWI prior to such transaction or series of transactions possess less than a majority of to voting power of HSWI’s (or its successor’s) voting power after the transaction or series of transactions, or (ii) a single transaction or series of transactions in which a person or persons acquire substantially all of HSWI’s assets.

     Mr. Bicksler was prohibited from competing with HSWI, soliciting HSWI’s customers or HSWI’s employees during his employment with HSWI and for a period of one year thereafter. Mr. Bicksler voluntarily resigned from HSWI effective October 6, 2007 and was owed no severance.

Darnell Employment Agreement

     On June 11, 2002, INTAC entered into an employment agreement with J. David Darnell to serve as INTAC’s senior vice president and chief financial officer. The initial term of the agreement was effective through June 11, 2005. The agreement automatically renews for successive one-year periods unless INTAC permits the agreement to expire upon the giving of written notice to Mr. Darnell at least 365 days prior to the expiration of the original term or any successive term. INTAC has not provided any such notice to date and, therefore, Mr. Darnell’s employment agreement currently is effective through June 11, 2009. Under the agreement, Mr. Darnell receives a base salary, currently $225,000 per year, and a guaranteed annual cash bonus of $25,000. The agreement with Mr. Darnell may be terminated by INTAC at any time for cause. However, if Mr. Darnell’s employment is terminated by INTAC without cause, INTAC is obligated to pay Mr. Darnell compensation earned through the date of termination plus a severance payment equal to 12 months base salary from the date of termination payable as if he had remained an employee of INTAC plus the amount of the guaranteed annual cash bonus that would have accrued had he remained with INTAC through the first anniversary of the date of termination. If Mr. Darnell’s employment is terminated for cause, by mutual agreement, or upon death or disability, he will be paid his annual base salary and a lump sum payment for all earned and unused benefits, in each case through the date of termination, plus his annual guaranteed cash bonus earned as of the date of termination (prorated for any year less than a full calendar year), and any vested pension or retirement plan. Cause is defined in the agreement as (i) the failure by Mr. Darnell to substantially perform his duties as outlined in the agreement or to follow the reasonable directions of the Board of Directors after demand for substantial performance is delivered by the Board; (ii) Mr. Darnell engaging in conduct that is materially injurious to HSWI, monetarily or otherwise; (iii) Mr. Darnell engaging in criminal conduct or conduct constituting moral turpitude; or (iv) Mr. Darnell engaging in employment practices which violate federal, state or local law. Mr. Darnell’s services as Chief Financial Officer of HSWI are rendered through this employment agreement.

Arnold Consulting Agreement

     On August 23, 2006, we entered into an amended and restated consulting agreement with Mr. Arnold. The consulting agreement has a term of two years and permits Mr. Arnold to engage in non-competitive employment or consulting activities, including specifically activities for and on behalf of HowStuffWorks (sometimes referred to as HSW) and Convex. Mr. Arnold is prohibited from competing with us in our territories during the term of the consulting agreement and for a period of one year thereafter. The consulting agreement provides that Mr. Arnold is obligated to notify either HSW or us of any corporate opportunities that may benefit us as well as HSW or Convex or all of them, and HSW and we will thereafter determine how to act upon such opportunity.

     As compensation for his consulting services, we granted Mr. Arnold a ten-year option to acquire 3,000,000 shares of HSW International’s common stock, which grant was made on August 23, 2006. The consulting agreement also provides that we will grant options to acquire an additional 1,000,000 shares to one or more individuals in the eligible grantee group, which includes Mr. Arnold. The consulting agreement further provides that Mr. Arnold shall recommend to us a suggested manner of allocating the additional options, and we granted 1,000,000 options based on Mr. Arnold’s suggestion on August 23, 2006. All of the options granted under the consulting agreement have a per share exercise price of $6.50, the fair market value on the date of grant. Fifty percent of Mr. Arnold’s options vested on the grant date and the remaining fifty percent (50%) will vest on the second anniversary of the effective date of the consulting agreement.

     In the event that Mr. Arnold is terminated for cause under the consulting agreement, any unvested options shall terminate with the termination of the consulting agreement. Cause is defined in the consulting agreement as (i) conviction of, or plea of nolo contendere to, a felony that results in material damage to our business or reputation, (ii) gross misconduct that results in material damage to our business or reputation, (iii) act of dishonesty or fraud in connection with the performance of his responsibilities with the intention that such act results in improper and substantial personal enrichment, (iv) violation or breach of any contractual duty that results in substantial monetary harm to us or any fiduciary duty owed to us. Cause shall not exist under (iv) if such act is done by Mr. Arnold in the good faith belief that it would be beneficial to us or failure to act is done in the good faith belief that the act would be materially harmful to us.

     If a change of control (as defined in our equity incentive plan) of the company shall occur during the term of the consulting agreement, any unvested options shall fully vest as of the date of the change in control. To the extent vested, the options shall be irrevocable and may be exercised by Mr. Arnold’s heirs or estate.

Compensation Committee Report

     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management and, based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by:	THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS Kai-Shing Tao, Chair Theodore P. Botts Arthur Kingsbury

Compensation Committee Interlocks and Insider Participation

     Kai Shing-Tao, Theodore P. Botts, Arthur Kingsbury and Thomas Tull served as members of our Compensation Committee during 2007. None of these individuals was at any time during 2007 or at any other time an officer or employee of HSWI. No interlocking relationship exists between any member of our Compensation Committee and any member of any other company’s board of directors or compensation committee.

RELATED PARTY TRANSACTIONS

     Our policy regarding transactions with management is that they should be made on terms no less favorable to us than could have been obtained from unaffiliated third parties. All transactions between us and our officers, directors, principal stockholders and their affiliates will be approved by our Audit Committee or a majority of the disinterested directors, and will continue to be on terms no less favorable to us than could be obtained from unaffiliated third parties.

Merger Agreement

     Pursuant to the merger agreement, merger sub, our wholly owned subsidiary merged with and into INTAC with INTAC as the surviving corporation and our wholly owned subsidiary. Under the terms of the merger agreement, the former holders of INTAC common stock received one share of our common stock in exchange for each of their shares of INTAC common stock.

Contribution Agreements

     Pursuant to the terms of two contribution agreements, HSW contributed content owned by or licensed to HSW to us by granting to us a perpetual, fully paid up, royalty-free, sublicensable, exclusive license in certain territories. The content specifically consists of the right to render Chinese and Portuguese translations of, the right to publish or use any or all actual renderings in the translation languages and all such actual renderings of, such licensed and sublicensed content, including derivative works, solely in digital and/or electronic form. All sublicensed content is subject to the terms, conditions and restrictions set forth in the applicable third party licenses from which the sublicensed content is sublicensed. HSW is the sole and exclusive owner of the licensed content, the applicable third party licensors are the sole and exclusive owners of the applicable sublicensed content and we are the sole and exclusive owner of the content, subject to HSW and its licensors rights in the underlying content.

     HSW also granted to us a limited, perpetual, fully paid up, royalty-free, non-sublicensable, non-transferable, exclusive license in the territories to (i) use the content solely for purposes of translating it into the translation languages, and (ii) use limited excerpts of the licensed content translated into the translation languages in print format with limited distribution to businesses solely for purposes of marketing, business development, financings and other similar legitimate business purposes, provided that any such limited print excerpts are not distributed publicly.

     HSW may terminate the licenses in either of the territories upon written notice to us if: (i) we file a petition for bankruptcy or are adjudicated bankrupt; (ii) a petition in bankruptcy is filed against us and this petition is not dismissed within ninety calendar days; (iii) we become insolvent or make an assignment for the benefit of our creditors or an arrangement for our creditors pursuant to any bankruptcy law; (iv) we discontinue the business that is covered by either of the contribution agreements; (v) a receiver is appointed for us or our business; or (vi) we are in material breach of any of the terms or conditions set forth in either of the contribution agreements, which breach remains uncured 30 days after written notice of such breach from HSW so long as such material breach was not caused by any action or inaction of HSW, and HSW did not prevent or limit our attempts to cure such breach.

Update Agreement

     Pursuant to the terms of an update agreement, HSW will provide all updates (i.e., modifications and new content) to us for our purchase. With respect to updated content that we elect to purchase, HSW will grant to us the same license rights as those granted pursuant to the contribution agreements with respect to any updates to the content licensed pursuant to the contribution agreement for a fee equal to (i) one percent per territory of HSW’s fully allocated costs directly attributable to producing the updates purchased by us and (ii) HSW’s actual cost in transferring the purchased updates to us, plus (iii) five percent of (i) and (ii) above. Sublicensed content restrictions, ownership rights and termination rights are the same as those granted pursuant to the contribution agreements. HSW may suspend its obligation to provide updates to us if we fail to pay any update fee for 90 days after such fee was due or if we become insolvent.

Services Agreement

     Pursuant to the terms of a services agreement, HSW agreed to provide to us, upon our written request, the following services: (i) translating the content into the translation languages; (ii) designing and developing our Internet sites for the territories; (iii) providing the technology for establishing, operation and use of such Internet sites; (iv) providing support and consulting concerning the hosting, operation, and display of such Internet sites; (v) securing the registration and maintaining the domain names for such Internet sites; and (vi) providing other services reasonably agreed to by the parties as necessary to develop, operate and maintain such Internet sites. We will pay HSW a fee equal to HSW’s fully allocated costs in providing the services. The term of the services agreement is for a period of 18 months beginning the date of the contribution agreements. The services agreement may be terminated earlier if the parties mutually agree that we are able to perform the services on our own behalf, and we may terminate any or all services upon 30 days written notice to HSW. HSW may suspend any service to us if we fail to pay the fee for such service for 90 days after such fee was due. As a result of the merger of HSW and Discovery, the Services Agreement was amended. Under a revised agreement, HSW will license to HSW International the software code for HSW’s publishing platform at no additional cost and HSW is no longer obligated to provide services to HSW International as provided in the original agreement.

Letter Agreement

     Pursuant to the terms of a letter agreement, we have the option to acquire the exclusive digital publishing rights for the content in India and Russia in the local languages on the same terms and conditions as those with respect to China and Brazil under the contribution agreements and the update agreement. We have the right to exercise this option until April 2, 2009. If we exercise this option, a limited partnership or limited liability company will be formed, and we will, and will also cause INTAC to, contribute all of their respective assets to the formed entity. In exchange, we and INTAC will receive in the aggregate a number of units in the formed entity equal to the total number of shares of our common stock then outstanding. The number of units to be received by us and INTAC will be allocated based on the relative fair market value of their assets contributed to the formed entity. HSW will contribute the exclusive digital publishing rights for the content in India and Russia to the formed entity and receive 6,000,000 units in the entity. HSW will have the right to exchange any or all of its units for shares of our common stock. Income and loss of the formed entity will be allocated among the parties on a pro rata basis. Upon the issuance of any shares of our common stock, we will be issued from the formed entity one additional unit for each share of our common stock issued. In exchange, we will transfer to the formal entity the net proceeds (if any) received by us upon the issuance of such shares. As a result of the consummation of the HSW and Discovery merger, the agreement was amended to provide that HSW International’s option to acquire the exclusive digital publishing rights for HSW’s content in India and Russia cannot be exercised for so long as the issuance of securities in connection with such exercise would result in HSW’s ownership of HSW International, directly or indirectly, exceeding 50%; provided that the option shall be extended for any time period during which it cannot be exercised in accordance with the foregoing.

Trademark License Agreement

     A trademark side letter dated April 20, 2006, between HSW and HSW International will be amended to provide that the license fee will be 2% of HSW International’s net revenue derived from use of the licensed name and marks in the Territory, up to a limit of $100,000 annually for the Territory, and that HSW International shall have the right to an option to an exclusive license from HSW for use of HSW’s name and other marks in India and Russia, which right must be exercised at the same time the option contemplated by the India and Russia Side Letter Agreement is exercised and for which the license fee will be 2% of HSW International’s net revenue derived from use of the licensed name and marks in India and Russia, up to an aggregate limit of $100,000 annually for India and Russia.

Stockholders Agreement

     Transfer Restrictions. HSW may not make or solicit any sale of, or create, incur or assume any encumbrance with respect to, our common stock issued to it pursuant to the asset contribution (referred to as the HSW asset contribution stock) during the period ending (i) 12 months after the closing of the merger with respect to one-third of the shares of HSW asset contribution stock, (ii) 18 months after the closing of the merger with respect to the next one-third of the shares of HSW asset contribution stock and (iii) 24 months after the closing of the merger with respect to the remaining one-third of the shares of HSW asset contribution stock, except that during the applicable restricted period HSW may make or solicit a sale to a permitted transferee. No sale of HSW asset contribution stock to a permitted transferee will be effective if it was a purpose of such transfer to circumvent the restrictions above. Mr. Zhou agreed not make or solicit any sale or create, incur or assume any encumbrance with respect to at least 4 million shares of our common stock issued to him pursuant to the merger for a period of 12 months after the closing of the merger.

     Corporate Governance. HSW International, HSW and Wei Zhou have entered into a First Amendment to Amended and Restated Stockholders Agreement. HSW will have the right to designate three directors of HSW International (one of whom shall be an independent director), and HSW will have the right to designate the chairperson of the Nominating and Governance Committee. All shares of HSW International owned by HSW in excess of 45% of the outstanding shares of HSW International as of any applicable record date, if any, shall be voted in exact proportion to the vote of HSW International stockholders other than HSW. HSW will have the right to vote in its discretion its shares up to and including 45% of the outstanding shares as of any applicable record date. The three HSW-designated members are Jeffrey Arnold, Arthur Kingsbury and Bruce Campbell.

     Additional Content. If we acquire any rights in any text, images, designs, graphics, artwork or other content (referred to in this prospectus as the additional content), we will use commercially reasonable efforts to obtain, as a part of such acquisition, (i) the worldwide digital publishing rights to such additional content and (ii) digital publishing rights for HSW in respect of such additional content for use outside the territories ((i) and (ii), referred to as the additional rights). Notwithstanding the foregoing, we will not be required to pay or be obligated to incur additional fees or costs for additional rights obtained for HSW unless HSW agrees to bear such additional fees and/or costs.

     Non-Competition. We agree that, during the term of the stockholders agreement, we will not, and will use our best efforts to cause each of our subsidiaries to not, within the United States, (a) enter into any agreement with, hold any equity or financial interest in, or permit our name or any part thereof to be associated in business with, any person that provides any services or products that compete with any services or products of HSW in the United States, or (b) otherwise provide any services or products that compete with any services or products of HSW in the United States, except with the prior written consent of HSW.

     Termination. The stockholders agreement may be terminated by written agreement of all parties with rights under the stockholders agreement, or upon the expiration of (i) all rights created pursuant to the stockholders agreement and (ii) all applicable statutes of limitations applicable to the enforcement of claims under the stockholders agreement, except that our right to participate in other markets transactions and HSW’s rights to any additional content will terminate three years after the date of the stockholders agreement. The rights of HSW or Mr. Zhou, as applicable, pursuant to the provisions regarding transfer restrictions and corporate governance will terminate on the date HSW or Mr. Zhou, as applicable, beneficially owns less than 10% of our common stock on a fully diluted basis. Prior to the closing of the merger on October 2, 2007, Mr. Zhou gifted 3,950,000 INTAC shares to Regent Ford Holdings, Ltd., which effectively, at closing, lowered his ownership of HSW International’s common stock to less than 10% on a fully diluted basis. As a result Mr. Zhou’s rights pursuant to the provisions regarding transfer restrictions and corporate governance were terminated. The transfer restrictions will terminate upon a change of control of us or a sale of all or substantially all of our assets.

Share Purchase Agreement

     Immediately prior to the merger, and pursuant to a share purchase agreement, INTAC International Holdings Limited (sometimes referred to as INTAC Holdings) sold all the issued and outstanding shares of Global Creative International Limited, INTAC Telecommunications Limited, INTAC Deutschland GmbH, and FUTAC Group Limited (collectively known as the “distribution companies”), each a wholly owned subsidiary of INTAC Holdings, and INTAC Trading transferred its rights and control with respect to Meidi Technology to Cyber, a corporation wholly-owned by Mr. Zhou. The former distribution/telecommunications segment of INTAC’s business, which consisted of the distribution of wireless handset products and the sale of prepaid calling cards, was conducted in whole by the distribution companies. In exchange, Mr. Zhou transferred 3,000,000 shares of INTAC common stock to INTAC Holdings.

     Any and all amounts paid on the receivables balance due from Lam Ching Wing on or after the execution of the share purchase agreement until the closing of the merger were paid into a receivables escrow account. Any and all expenditures incurred by the distribution companies during the same period were paid out of the receivables escrow account. Upon closing of the merger, any funds remaining in the receivables escrow account were paid to Cyber.

     Mr. Zhou also placed 1,000,000 shares of our common stock in a payables escrow at the closing of the merger. INTAC provided a representation and warranty under the merger agreement that there was no third party debt or payables upon closing under the merger agreement other than debts and payables incurred in connection with the merger and in the ordinary course of business (other than the distribution/telecommunications business). If there is a breach of such representation and warranty by INTAC under the merger agreement, Mr. Zhou shall be responsible for paying, in cash, the amount of any losses, damages, costs and expenses arising out of such breach. If Mr. Zhou fails to pay such amount to INTAC in cash, INTAC and/or HSW International may call on the shares placed in the payables escrow. The number of shares to be called shall equal to the amount due from Mr. Zhou divided by the per-share closing market price of our common stock on the date that such right is exercised.

     At the closing of the share purchase agreement, all guaranties provided by INTAC, INTAC Holdings, and their affiliates with respect to liabilities of the distribution companies or Meidi Technologies, including, without limitation, the guarantee provided by INTAC Holdings in favor of Delta One Holland for amounts owed by INTAC Telecommunications were terminated.

Registration Rights Agreements

     In connection with the merger, we also entered into a registration rights agreement with HSW and Wei Zhou that provides that each of HSW and Wei Zhou shall have the right to make three requests to us to register shares held by them on Form S-3, and unlimited requests to us to include shares held by them on other registration statements filed by us. We will also make available to other “affiliates” of INTAC the same registration rights pursuant to the form affiliate registration rights agreement.

Stock Purchase Agreements

     In connection with the merger, Ashford Capital Partners, L.P. Inc., which held approximately 5.3% of INTAC’s common stock prior to the merger, purchased 456,621 shares of our common stock for a price per share equal to $6.57, subject to adjustment on the eleventh trading day after the registration statement for their shares became effective. On February 4, 2008, an additional 358,596 shares of our common stock were issued to Ashford Capital Partners, L.P. pursuant to the purchase price adjustment.

     In connection with the merger, DWS Finanz-Service GmbH (one of the European investors) agreed to purchase $16,000,000 of our common stock on the eleventh trading day after the registration statement for their shares was declared effective by the SEC. In connection with the closing of such issuance, the purchase amount was reduced to $11,040,000. The purchase price for the common stock was the lesser of $6.57 or 90% of the 10 trading day volume weighted average price of our common stock commencing on the first trading day following the date on which the registration statement for the resale of such shares was declared effective by the SEC. The terms of the stock purchase were the same as the other European investors (with one investor subject to an additional provision that if the per share purchase price calculated is greater than the highest trading price of our common stock on the closing date of the purchase, then the per share purchase price will be adjusted to be such highest trading price). Deutsche Bank Aktiengesellschaft, an affiliate of DWS Finanz-Service GmbH, owned approximately 8.8% of INTAC’s common stock prior to the merger.

Interests of Directors and Executive Officers in the Merger and Distribution Business Sale

     Under the terms of the merger agreement, all outstanding options to purchase INTAC common stock existing at the time of the completion of the merger, including those held by executive officers and directors of INTAC, were assumed by HSW International and became options to purchase HSW International common stock. However, outstanding stock options held by former INTAC directors Jones, Stein and Weil vested in full at the consummation of the merger. The aggregate dollar value of unvested stock options accelerated due to the merger for these four directors is $52,500, based on the closing price of HSW International common stock on December 17, 2007.

     Prior to the INTAC merger, Mr. Zhou was the CEO, President, Treasurer and a director of INTAC. As of September 30, 2005 and December 31, 2004, Mr. Zhou had made net advances to INTAC amounting to $116,661 and $115,664, respectively.

Subsequent Sale of the INTAC Legacy Businesses and Related Transactions

     After the INTAC merger we still held two INTAC legacy businesses, namely services related to wireless telephone training and the development and sale of educational software in China, both unrelated to our core Internet platform business. Due to an increased focus of our management and resources on our primary Internet publishing business, a change of control in our majority ownership leading to further refinement in our strategies, and an under performance of the INTAC legacy businesses after the INTAC merger, we decided subsequent to December 31, 2007, to dispose of these legacy businesses. In addition we were provided with and acted on an opportunity to sell the INTAC legacy businesses for approximately their stand-alone appraised value, and through simultaneous sale of the treasury stock received, generate significant additional cash resources for investing into our core Internet businesses.

     On February 29, 2008, we completed the sale of the subsidiaries that comprised the INTAC legacy businesses in China. These subsidiaries were sold to China Trend Holdings Ltd., a British Virgin Islands corporation that is owned by Mr. Zhou. In accordance with the Share Purchase Agreement with China Trend Holdings, we were to receive 5,000,000 of our common shares owned by Mr. Zhou. In addition, as a condition to closing, the INTAC legacy businesses were to include $4,500,000 in cash at closing. At the February 29, 2008 closing, we received 4,500,000 shares of our common stock from Mr. Zhou and accordingly, pursuant to an agreement with Mr. Zhou, we only funded the INTAC legacy businesses with $2,700,000 in cash. Mr. Zhou delivered his remaining 500,000 shares of our stock to us on March 26, 2008 and we released another $1,800,000 in cash to the INTAC legacy businesses.

     On February 15, 2008, we entered into a Stock Purchase Agreement in which we agreed to sell, and two Eastern Advisors funds that are qualified institutional buyers agreed to purchase, the 5,000,000 shares of our common stock expected to be received from the INTAC legacy businesses disposition at a purchase price of $3.68 per share. Simultaneous with the February 29, 2008, disposition, we sold the 4,500,000 shares we received from Mr. Zhou to the Eastern Advisors funds. We sold them the additional 500,000 shares received from Mr. Zhou on March 28, 2008. As a result of these transactions, Eastern Advisors beneficially owns approximately 11.07% of our outstanding stock.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the Securities and Exchange Commission and Nasdaq. Officers, directors and 10% stockholders are also required by SEC rules to furnish us with copies of all such forms that they file. Based solely on a review of the copies of forms received by HSWI, or written representations from reporting persons, we believe that during 2007, all of our officers, directors and 10% stockholders complied with applicable Section 16(a) filing requirements, except for the following:

  Discovery Communications Holding LLC’s initial report on Form 3 was due on January 2, 2008 and was filed on January 4, 2008;
  Eastern Advisors Capital Group LLC’s initial report on Form 3 was due on March 14, 2008 and was filed on March 26, 2008, and its Form 4 reporting purchases of an aggregate of 521,000 shares of our Common Stock on March 20, 2008 was due on March 24, 2008 and filed on March 31, 2008; and
  Gregory Swayne’s initial report on Form 3 was due on October 15, 2007, his Form 4 reporting the grant of 100,000 stock options on October 10, 2007 was due on October 12, 2007, and his Form 4 reporting the grant of 100,000 stock options on August 23, 2006 was due on August 25, 2006, all of which were filed in April 2008.
  Henry N. Adorno’s Form 4 reporting the grant of 250,000 stock options on October 10, 2007 was due October 12, 2007 and was filed in April, 2008.

AUDITOR AND AUDIT COMMITTEE MATTERS

     Our Audit Committee is currently composed of the following three directors, all of whom are independent directors as defined in Rule 4200(a)(14) of the Nasdaq listing standards and Rule 10A(m)(3) of the Exchange Act: Theodore P. Botts (Chair); Boland T. Jones; and Arthur Kingsbury. The Board of Directors has determined that Mr. Botts qualifies as an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K promulgated by the SEC. Our Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which has been filed with the SEC and is available under the Corporate Governance section on our website at www.hswinternational.com.

Audit Committee Report

     Grant Thornton LLP served as our independent registered public accounting firm for 2007 and audited our consolidated financial statements for the year ended December 31, 2007. The Audit Committee of our Board of Directors has (1) reviewed and discussed the audited financial statements with management and with Grant Thornton, (2) discussed with Grant Thornton the matters required to be discussed by the Statement on Auditing

Standards No. 61, and (3) received the written disclosures and the letter from Grant Thornton required by the Independence Standards Board Standard No. 1, and has discussed their independence with Grant Thornton. Our Audit Committee has considered whether and determined that the provision of the non-audit services rendered to us during 2007 was compatible with maintaining the independence of Grant Thornton LLP. Based upon these discussions, reviews, considerations and determinations, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2007 and filed with the SEC.

Submitted By:	THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS Theodore P. Botts, Chair Boland T. Jones Arthur Kingsbury

Changes in Certifying Accountant

     As previously reported, effective September 19, 2007, our independent registered public accounting firm W.T. Uniack & Co. CPA’s P.C. resigned as it was only engaged to audit our financial statements for the period from March 14, 2006 (date of inception) to December 31, 2006. W.T. Uniack & Co. had been our independent registered public accounting firm since May 14, 2007. W.T. Uniack & Co.’s report to our financial statements did not contain any adverse opinion, or disclaimer of opinion and was not modified as to uncertainty, audit scope or accounting principles. The decision to change our independent registered public accounting firm was recommended and approved by our board of directors because we did not have an audit committee at the time that the change was made. In connection with their audit of our financial statements for the period from March 14, 2006 (date of inception) to December 31, 2006, and the subsequent interim period through the date of W.T. Uniack & Co.’s resignation, there were no disagreements between us and W.T. Uniack & Co. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of W.T. Uniack & Co., would have caused them to make reference thereto in their report on our financial statements. W.T. Uniack & Co. furnished us with a letter addressed to the Securities and Exchange Commission stating that it agrees with the above statements. A copy of that letter was filed as an exhibit to our Current Report on Form 8-K/A dated October 18, 2007.

     On September 19, 2007, the Company engaged Grant Thornton LLP as its independent registered public accounting firm. During the period from March 14, 2006 (date of inception) to December 31, 2006 and the subsequent interim period preceding the engagement of Grant Thornton LLP, neither the Company, nor anyone on its behalf, consulted Grant Thornton LLP regarding: (i) the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on the our financial statements, which consultation resulted in the providing of written or oral advice concerning the same to us that was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of disagreement (as defined in Rule 304(a)(1)(iv) of Regulation S-K promulgated under the Securities Act of 1933, as amended) or a reportable event (as defined in Rule 304(a)(1)(v) of Regulation S-K).

Summary of Auditor Fees and Pre-Approval Policy

     Our Audit Committee has adopted a policy for the pre-approval of all audit and permitted non-audit services that may be performed by our independent registered public accounting firm. Under this policy, each year, at the time it engages the auditors, the Audit Committee pre-approves the audit engagement terms and fees and may also pre-approve detailed types of audit-related and permitted tax services, subject to certain dollar limits, to be performed during the year. All other permitted non-audit services are required to be pre-approved by the Audit Committee on an engagement-by-engagement basis. All of the auditor fees for the last two years, as detailed below, were pre-approved by the Audit Committee or full Board. The Audit Committee may delegate its authority to pre-approve services to one or more of its members, whose activities are reported to the Audit Committee at each regularly scheduled meeting.

     The following table summarizes the aggregate fees billed for professional services rendered to HSWI by W.T. Uniack & Co. or Grant Thornton LLP in 2006 and 2007. A description of these various fees and services follows the table.

	2006	2007
Audit Fees	$13,700	$654,094
Audit-Related Fees	$ —	$ 21,646
Tax Fees	$ —	$ —
All Other Fees	$ —	$ —
Total	$13,700	$675,740

Audit Fees

     The aggregate fees billed to us by W.T. Uniack & Co. in connection with the annual audit and for other services normally provided in connection with statutory and regulatory filings, were approximately $13,700 for 2006. The aggregate fees billed to us by Grant Thornton LLP in connection with the annual audit, for the reviews of HSWI’s financial statements included in the quarterly reports on Form 10-Q, and for other services normally provided in connection with statutory and regulatory filings, were approximately $654,094 for 2007.

Audit-Related Fees

     There were no aggregate fees billed to us by W.T. Uniack & Co. for audit-related services for 2006. The aggregate fees billed to us by Grant Thornton LLP for audit-related services was approximately $21,646 for 2007.

Tax Fees

Neither W.T. Uniack & Co. nor Grant Thornton LLP provided tax related services for 2006 or 2007.

All Other Fees

     We did not engage W.T. Uniack & Co. or Grant Thornton LLP for any services other than those listed above during 2006 or 2007.

OTHER MATTERS

     We do not know of any other matters to be submitted at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors recommends.

THE BOARD OF DIRECTORS

Dated: April 22, 2008

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED (1) FOR THE LISTED NOMINEES IN THE ELECTION OF DIRECTORS, (2) FOR THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2008, AND (3) IN THEIR DISCRETION AS TO OTHER MATTERS THAT PROPERLY COME BEFORE THE MEETING.						Mark Here for Address Change or Comments	☐

PLEASE SEE REVERSE SIDE

Election of Directors			Issues

1.		The Board of Directors recommends a vote FOR the listed nominees.	2.	Proposal to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2008.	FOR ☐	AGAINST ☐	ABSTAIN ☐

01 - Henry N. Adorno 02 - Jeffrey T. Arnold 03 - Theodore P. Botts 04 - Bruce Campbell 05 - Boland T. Jones 06 - Arthur Kingsbury 07 - Kai-Shing Tao	FOR ☐	WITHHELD AUTHORITY ☐

In their discretion, the proxies are authorized to vote upon any other matters that properly come before the meeting and at any adjournment(s) thereof.

WILL ATTEND ☐
(Instructions: To withhold authority to vote for any of the individual nominees write that nominee’s name on the space provided below.)				If you plan to attend the Annual Meeting, please mark the WILL ATTEND box

Signature		Signature		Date
(This proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

Ù FOLD AND DETACH HERE Ù

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PROXY

HSW INTERNATIONAL, INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of HSW International, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 22, 2008, and hereby appoints Jeffrey T. Arnold and Bradley T. Zimmer each as proxy and attorney-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2008 Annual Meeting of Stockholders of HSW International, Inc., to be held on Tuesday, May 13, 2008 at 11:00 a.m., Eastern time, at the offices of HSW International, Inc. located at One Capital City Plaza, 3350 Peachtree Road, Suite 1600, Atlanta, Georgia and any adjournment(s) thereof, and to vote all common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

Ù FOLD AND DETACH HERE Ù